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                                                       EXHIBIT 12


                                ABBOTT LABORATORIES

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                    (UNAUDITED)

                               (MILLIONS OF DOLLARS)

                                                  THREE MONTHS ENDED
                                                    MARCH 31, 1998
                                                  -------------------
     Net Earnings                                      $    590

     Add (deduct):
        Income Taxes                                        229
        Minority Interest                                     2
                                                       ----------
        Net earnings as adjusted                       $    821
                                                       ----------

     Fixed Charges:
        Interest on long-term and
           short-term debt                             $     38
        Capitalized interest cost                             3
        Rental expense representative
           of an interest factor                             10
                                                       ----------
     Total Fixed Charges                                     51
                                                       ----------
     Total adjusted earnings available for
        payment of fixed charges                       $    872
                                                       ----------
                                                       ----------
     Ratio of earnings to fixed charges                      17.1
                                                       ----------
                                                       ----------

NOTE: For the purpose of calculating this ratio, (i) earnings have been calculated by adjusting net earnings for taxes on earnings; interest expense; capitalized interest cost, net of amortization; minority interest; and the portion of rentals representative of the interest factor, (ii) the Company considers one-third of rental expense to be the amount representing return on capital, and (iii) fixed charges comprise total interest expense, including capitalized interest and such portion of rentals.